UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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KEYNOTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

February 10, 2012

        To our Stockholders:

        You cordially are invited to attend the 2012 Annual Meeting of Stockholders ("Annual Meeting") of Keynote Systems, Inc. to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 16, 2012 at 10:00 a.m., Pacific Time.

        The matters expected to be acted upon at the meeting are described in detail in the following notice of the 2012 Annual Meeting of Stockholders and proxy statement.

        We encourage you to use this opportunity to take part in the affairs of Keynote Systems, Inc. by voting on the business to come before this meeting. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, call the toll-free number or use the Internet by following the instructions included with your proxy card to vote your shares, whether or not you plan to attend the Annual Meeting in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

Sincerely,

Umang Gupta Chairman of the Board and Chief Executive Officer

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

        To our Stockholders:

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Keynote Systems, Inc. will be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 16, 2012 at 10:00 a.m., Pacific Time, for the following purposes:

        1.     To elect seven members to Keynote's Board of Directors;

        2.     To hold an advisory vote on executive compensation as disclosed in these materials;

        3.     To amend Keynote's 1999 Equity Incentive Plan to increase the number of shares issuable thereunder by 950,000 shares, extend the term of the 1999 Plan by two years until December 31, 2016, amend the director compensation provisions of the 1999 Plan and make certain additional non-substantive changes to the 1999 Plan;

        4.     To ratify the selection of Deloitte & Touche LLP as Keynote's independent registered public accounting firm for the fiscal year ending September 30, 2012; and

        5.     To transact such other business as may properly come before the meeting or any adjournment.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on February 10, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        All stockholders cordially are invited to attend the Annual Meeting. Please carefully read the accompanying proxy statement which describes the matters to be voted upon at the Annual Meeting. Whether or not you plan to attend, to assure your representation at the meeting, please submit your proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted.

        Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on March 16, 2012: The proxy statement and annual report to stockholders are available to you at www.keynote.com.

By Order of the Board of Directors,

Curtis H. Smith Secretary

San Mateo, California
February 10, 2012

        Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

        The Report of the Audit Committee and the Report of the Compensation Committee contained in this proxy statement are required by the Securities and Exchange Commission. The information in these sections shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be "soliciting material" or to be filed under those Acts.

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

February 10, 2012

        The enclosed proxy card ("Proxy") is solicited on behalf of the Board of Directors of Keynote Systems, Inc. ("Keynote" or the "Company"), a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 16, 2012 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on February 10, 2012, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on February 6, 2011, there were 17,374,978 shares of the Company's common stock issued and outstanding. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and in accordance with the Board recommendation for the proposals presented in the accompanying notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about February 17, 2012. Our annual report for fiscal year 2011 is enclosed with this proxy statement.

Voting Rights

        Holders of our common stock are entitled to one vote for each share held as of the record date.

Vote Needed for a Quorum

        A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required to Approve Proposals

        With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Approval and adoption of each of Proposals No. 2 and 3 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal.

        The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal.

Effect of "Broker Non-Votes"

        If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain "routine" matters. If a broker votes shares that are undirected by its customers, these shares are considered present. These shares would count toward determining whether or not a quorum is present. These shares would also be taken into account in determining the outcome of the proposals.

        A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as Proposal Nos. 1-3. Thus, if a broker does not receive specific instructions, the shares held by that broker may be treated as "broker non-votes" and may not be voted on these matters and, in such event, such shares will not be counted in determining the number of shares necessary for approval.

Adjournment of Meeting

        In the event that sufficient votes are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

        We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and voting instructions and any additional solicitation materials furnished to stockholders by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents also may solicit proxies by mail, telephone, telegraph, press releases, advertisements, postings on our website or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged MacKenzie Partners to assist us in the solicitation of proxies and to provide related advice and information support at an estimated cost of $10,000, plus expenses and disbursements.

Revocability of Proxies

        Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by any of the following methods:

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  a written instrument delivered to us stating that the proxy is revoked;

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  a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

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  attendance at the Annual Meeting and voting in person.

        Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

Telephone or Internet Voting

        For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with American Stock Transfer & Trust Co LLC ("AST"), our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies or Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and qualified or until a director's earlier death, resignation or removal. The size of our Board of Directors was increased in January 2012 from six members to seven members. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the seven nominees listed below in the absence of contrary instructions and the proxies cannot be voted for a greater number of persons than the number of nominees named.

        All nominees named below have consented to being named in this proxy statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The seven candidates receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors.

Nominees for Board of Directors

        The names of the nominees for election to our Board of Directors at the Annual Meeting, and information about each of them, are included below.

Name	Age	Principal Occupation	Director Since
Umang Gupta	62	Chairman of the Board and Chief Executive Officer of Keynote	1997
Charles M. Boesenberg(2)(3)	63	Retired President and Chief Executive Officer of NetIQ, Inc.	2006
Mohan Gyani*(1)	60	Retired President and Chief Executive Officer of AT&T Wireless Mobility Services	2002
Jennifer M. Johnson(1)(3)	47	Executive Vice President and Chief Operating Officer of Franklin Resources, Inc.	2004
Raymond L. Ocampo Jr.(2)(3)	59	President and Chief Executive Officer of Samurai Surfer LLC	2004
Deborah Rieman(1)(2)	62	Retired President and Chief Executive Officer of Check Point Software Technologies Inc.	2002
Anthony Sun(4)	58	Retired Managing General Partner of Venrock Associates	(4)

*
Lead independent director

(1)
Member of our Compensation Committee

(2)
Member of our Nominating and Governance Committee

(3)
Member of our Audit Committee

(4)
Nominee for Election

        Umang Gupta has served as one of our directors since September 1997 and as our Chief Executive Officer and Chairman of the Board of Directors since December 1997. From 1996 to 1997, he was a private investor and an advisor to high-technology companies. From 1984 to 1996, he was the founder, Chairman of the Board and Chief Executive Officer of Gupta Technologies, a client/server database and tools company. Prior to that, he held various positions with Oracle Corporation and International Business

Machines Corporation. Mr. Gupta holds a Bachelor of Science degree in chemical engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University. We believe Mr. Gupta's specific attributes that qualify him to serve as a member of our Board of Directors include his in-depth knowledge of our Company, as he has acted as our Chief Executive Officer since 1997, and the software industry, as indicated by his management positions at Gupta Technologies and Oracle Corporation.

        Charles M. Boesenberg has served as one of our directors since September 2006. From January 2002, Mr. Boesenberg served as Chairman, Chief Executive Officer and President of NetIQ, Inc. until it was acquired by Attachmate Corporation in June 2006, at which time he retired. From March 2000 to December 2001, Mr. Boesenberg served as President of Post PC Ventures, a management and investment group. Mr. Boesenberg was President and Chief Executive Officer of Integrated Systems, Inc. (ISI), a provider of embedded systems software, from 1998 until ISI merged with Wind River Systems in February of 2000. Mr. Boesenberg joined ISI from Magellan, where he was Chief Executive Officer from 1992 to 1994. Mr. Boesenberg currently serves on the board of directors of Callidus Software Inc., Silicon Graphics, Inc., Boingo Wireless, Inc. and Ancestry.com, Inc. He holds a Bachelor of Science degree in mechanical engineering from the Rose Hulman Institute of Technology and a Masters of Science degree in business administration from Boston University. We believe Mr. Boesenberg's specific attributes that qualify him to serve as a member of our Board of Directors include his extensive experience as a senior executive of public companies in the high-technology and software industry, and his experience and knowledge of operational matters gained as a past and present director of other companies.

        Mohan Gyani has served as one of our directors since January 2002 and as lead independent director since January 2011. Mr. Gyani has been a private investor since December 2004. He serves as Vice-Chairman of Roamware and served as Chief Executive Officer and Chairman of Roamware from May 2005 to December 2005. Mr. Gyani was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless from January 2003 to December 2004. He served as President and Chief Executive Officer of AT&T Wireless Mobility Services from February 2000 to January 2003. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a member of the boards of directors of Safeway Inc., Union Bank and certain private companies and nonprofit organizations. Mr. Gyani holds an M.B.A. degree and a Bachelor of Administration degree in business administration from San Francisco State University. We believe Mr. Gyani's specific attributes that qualify him to serve as a member of our Board of Directors include his extensive financial and management experience, his understanding and insights of mobile technology, which is an important market focus for our company, and also his past and present service as a director of public companies in a wide range of industries.

        Jennifer M. Johnson has served as one of our directors since April 2004. Ms. Johnson serves as Executive Vice President and Chief Operating Officer of Franklin Resources, Inc., a financial services company. Prior to that time, she served in various other capacities for Franklin Resources, Inc. or its subsidiaries. Ms. Johnson serves as chairman of Franklin Capital Corporation, director of Fiduciary Trust Company International and is a member of Franklin Resources, Inc.'s Executive Committee. Ms. Johnson is also a member of the board of Templeton Global Growth Fund Ltd, Riva Financial Systems and a member of the board of other private companies and the Juvenile Diabetes Research Foundation and Shelter Network. Ms. Johnson is a graduate of the American Bankers Association's Stonier Graduate School of Banking. She earned her Bachelor of Administration degree in economics and physical education from the University of California at Davis. We believe Ms. Johnson's specific attributes that qualify her to serve as a member of our Board of Directors include her extensive management experience in a large and complex global business, her insights into how changes in the financial services industry affect our business, her experience evaluating technology companies and her institutional investor perspective.

        Raymond L. Ocampo Jr. has served as one of our directors since March 2004. Since April 2004, Mr. Ocampo has served as President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investment company. In November 1996, Mr. Ocampo retired from Oracle Corporation, where he had served in various senior and executive positions since 1986, most recently as Senior Vice President, General Counsel and Secretary since September 1990. Mr. Ocampo is a member of the board of directors of PMI Group, Inc., Actuate Corporation, H5, Inc., a private company, and the Asian Pacific Fund, a nonprofit organization. Mr. Ocampo holds a J.D. degree from Boalt Hall School of Law at the University of California at Berkeley and an A.B. degree in political science from the University of California, Los Angeles. We believe Mr. Ocampo's specific attributes that qualify him to serve as a member of our Board of Directors include his strong management and legal background, his investor perspective and his extensive experience with high-technology and software companies.

        Deborah Rieman has served as one of our directors since January 2002 and as our lead independent director from April 2004 until January 2011. Since June 1999, Dr. Rieman has managed a private investment fund. From July 1995 to June 1999, Dr. Rieman was the President and Chief Executive Officer of Check Point Software Technologies Inc., an Internet security software company. Dr. Rieman also serves as a director of Corning Inc., LogLogic, Inc. and SmartPak, Inc. Dr. Rieman holds a Ph.D. degree in mathematics from Columbia University and a Bachelor of Arts degree in mathematics from Sarah Lawrence College. We believe Dr. Rieman's specific attributes that qualify her to serve as a member of our Board of Directors include her experience managing a large public technology company and her knowledge of corporate strategy and operational oversight gained from her past and present leadership roles and service as a director of businesses in different industries.

        Anthony Sun is a nominee for election to our Board and would start service following election at the 2012 Annual Meeting of Stockholders. Mr. Sun was a general partner since 1980, and managing general partner since 1997, of Venrock Associates, a venture capital partnership, until his retirement in December 2009. Mr. Sun has been a director of Cognex since 1982. He also serves as a member of the board of directors of several private companies. Mr. Sun holds a Bachelor of Science and a Master of Engineering degree in electrical engineering from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Sun's specific attributes that qualify him to serve as a member of our Board of Directors include his executive experience and an investor's perspective, his expertise in the high-technology industry gained from evaluating companies, and the understanding of the Internet and software industries that he has acquired over his more than thirty years of experience.

The Board recommends a vote "FOR" the election of
each of the nominated directors.

 Corporate Governance and Board Matters

    Corporate Governance

        We maintain a corporate governance page on our website which includes information about our corporate governance initiatives, including our Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Department Personnel, Corporate Governance Guidelines and charters for the committees of the Board of Directors. The corporate governance page can be found at www.keynote.com, by clicking on "Company," on "Investor Relations," and then on "Corporate Governance."

        Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

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  A majority of our Board members are independent of Keynote and its management;

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  All members of key Board committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—are independent;

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  We have appointed a Lead Independent Director, Mr. Gyani;

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  The independent members of the Board of Directors meet regularly without the presence of management. The lead independent director presides at these executive sessions;

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  We have a clear code of business conduct that is annually affirmed by our employees;

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  The charters of the Board committees clearly establish their respective roles and responsibilities;

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  Our Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal accounting controls, or auditing matters;

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  We have adopted a code of ethics that applies to our Chief Executive Officer and all senior members of our finance department, including our Chief Financial Officer; and

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  We have adopted corporate governance guidelines and principles.

    Board Leadership Structure

        Mr. Gupta has served as Chief Executive Officer and Chairman of the Board since December 1997. Given the current market environment, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer provides both decisive and effective leadership. Dr. Rieman served as our lead independent director from April 2004 until January 2011. In January 2011, Mr. Gyani was named as our lead independent director. The Board believes that this role should be rotated periodically. Based on our most recent review of the Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it provides our Company with strong and consistent leadership with independent oversight.

        In considering its leadership structure, the Board has taken a number of factors into account. The Board—which consists of a substantial majority of independent Directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board's Committees are comprised entirely of independent Directors. Further, as specified in our Corporate Governance Guidelines (and as discussed in greater detail below), the Board has designated one of its independent members as lead independent director, with significant responsibilities. A number of Board and Committee processes and procedures, including regular executive sessions of the independent, non-management Directors, periodic executive sessions with members of our independent registered public accounting firm, and annual evaluations of our Chairman and Chief Executive Officer's performance against pre-determined goals, provide substantial independent oversight of our Chief Executive Officer's performance. Finally, under the Company's Bylaws and Corporate Governance Guidelines, the Board has the ability to change its structure, should that be deemed appropriate and in the best interest of Keynote and its stockholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

        Most significantly, our position of lead independent director comes with a clear mandate and significant authority. While the lead independent director is elected annually, it is generally expected that he or she will serve for more than one year to provide consistency and continuity, with the position rotating periodically. The authority and the responsibilities of the lead independent director are detailed in the

Corporate Governance Guidelines under which the lead independent director has the following specific responsibilities, among others:

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  Coordinating the activities of the independent directors, including scheduling and establishing agendas for meetings of the independent directors;

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  Serving as a liaison between the Chief Executive Officer and the independent directors; and

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  Presiding over meetings at which the Chairman is not present, including executive sessions of the independent directors.

    Role of Board in Risk Oversight

        The Company management team is responsible for identifying and reviewing risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks and meets regularly as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure while the Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee regularly reviews enterprise risk management programs and initiatives and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed by the Company and its consultants in the area of internal audit for compliance with the Sarbanes-Oxley Act. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company's corporate governance guidelines. The Compensation Committee assesses and monitors whether any of the Company's compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board. The Audit Committee of the Board meets at least quarterly to review the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee's respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

        The Compensation Committee does not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed the Company's compensation arrangements to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. Our determination is based on our assessment of the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design and operation throughout the Company and with all levels of employees. The Company's compensation policies and practices are centrally designed and administered, and are substantially identical for each employee.

        Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that: do not encourage risk-taking beyond the organization's ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

    Director Independence

        The Board of Directors has determined that each of our directors is an independent director as defined by the rules of The Nasdaq Stock Market other than Mr. Gupta, who serves as the Chief Executive Officer of Keynote. In addition, the Board has determined that each member of the Audit Committee meets the additional independence criteria of the Securities and Exchange Commission required for Audit Committee membership.

    Board Meetings

        The Board of Directors met 6 times during fiscal year 2011. During this period each director attended at least 75% of the total number of meetings held by the Board and by all committees of the Board on which such director served, during the period that such director served.

    Board Committees

        Our Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter; copies of these written charters are available on our website at www.keynote.com.

        Compensation Committee.    The current members of our Compensation Committee are Ms. Johnson, Mr. Gyani and Dr. Rieman. Ms. Johnson serves as the chair. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the rules of The Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee considers and approves, or reviews and makes recommendations to our Board concerning salaries for our officers and incentive compensation for our officers and employees. The Compensation Committee's process and procedures for determining executive compensation are discussed in "Compensation Discussion and Analysis." The Compensation Committee also administers our Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee met 6 times during fiscal year 2011.

        Audit Committee.    Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

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  evaluates the qualifications, independence and performance of our independent registered public accounting firm;

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  engages our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

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  discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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  approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

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  monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

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  reviews our critical accounting policies and estimates; and

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  annually reviews the Audit Committee charter and the committee's performance.

        The current members of our Audit Committee are Mr. Boesenberg, Ms. Johnson and Mr. Ocampo. Mr. Boesenberg serves as the chair. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined by the rules of the Securities and Exchange Commission and The Nasdaq Stock Market, and that each of them is able to read and understand fundamental financial statements. The Board of Directors has also determined that Mr. Boesenberg is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission and is "financially sophisticated" within the meaning of the rules of The Nasdaq Stock Market. The Audit Committee met 8 times during fiscal year 2011.

        Nominating and Governance Committee.    The current members of our Nominating and Governance Committee are Mr. Ocampo, Mr. Boesenberg and Dr. Rieman. Mr. Ocampo serves as the chair. The Board of Directors has determined that each member of the Nominating and Governance Committee is an independent director as defined by the rules of The Nasdaq Stock Market. Our Nominating and Governance Committee identifies, considers and recommends candidates to serve as members of the Board, makes recommendations regarding the structure and composition of the Board and Board committees and oversees the annual Board evaluation process. The Nominating and Governance Committee is also responsible for overseeing, reviewing and making periodic recommendations concerning our corporate governance policies. The Nominating and Governance Committee met 1 time during fiscal year 2011.

    Consideration of Director Nominees

        Our Nominating and Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Governance Committee will also consider recommendations properly submitted by our stockholders in accordance with the procedure set forth in our bylaws. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. Submissions that are received that meet the criteria outlined below will be forwarded to the Nominating and Governance Committee for review and consideration. We request that any such recommendations be made at least three months prior to September 30th, our fiscal year end, to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee intends to review periodically whether a more formal policy regarding stockholder nominations should be adopted.

        Neither the Board nor the Nominating and Governance Committee has a formal policy with regard to the consideration of diversity in identifying director nominees; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The goal of the Nominating and Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

        Upon the recommendation of the Nominating and Governance Committee, our Board has adopted a retirement age of 70 for our independent directors and a term limit of ten years for them, each waivable by the Board. These policies were adopted to further our efforts at bringing diverse viewpoints to our Board. Waivers were provided this year for director nominees Mr. Gyani and Dr. Rieman, both of whom joined our Board in 2002. Should an additional candidate for director be identified, and ready to join our Board prior to our 2013 Annual Meeting, Dr. Rieman, our longest serving independent director, has agreed to resign so that we can maintain our Board size at seven members.

    Stockholder Communication with Our Board

        Our stockholders may communicate with our Board of Directors or any of our individual directors by writing to them c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. In addition, all communications that are received by our Chief Executive Officer or Chief Financial Officer that are directed to the attention of our Board are forwarded to our Board.

Director Compensation

        We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Directors who are employees of Keynote do not receive compensation from us for the services they provide as directors. In setting compensation for our outside directors, we consider the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and in adjacent industries. In previous fiscal years, the Compensation Committee has engaged Compensia, Inc. ("Compensia"), an independent compensation consultant, to review the Board's compensation.

        Cash Compensation.    Non-employee directors were scheduled to be paid an annual retainer fee of $27,000 for fiscal year 2011; this payment is subject to a director attending at least four of the five regularly scheduled Board meetings during the fiscal year and at least 75% of the total number of Board meetings held during the fiscal year. In addition, members of the Compensation Committee and the Nominating and Governance Committee were each scheduled to be paid an annual fee of $4,500, and members of the Audit Committee were each scheduled to be paid an annual fee of $9,000, with the Chairman of the Audit Committee receiving $13,500. The cash retainers earned for fiscal year 2011 by each of our non-employee directors are indicated in the table below. All directors are also reimbursed for their reasonable expenses in attending Board and committee meetings.

        Equity Compensation.    Historically, our non-employee directors received both automatic option grants and discretionary option awards under our 1999 Equity Incentive Plan. Effective in fiscal year 2009, we began awarding restricted stock units ("RSUs") rather than stock options. On July 1, 2009, the non-employee directors were each awarded 15,000 RSUs with a fair value of $7.59 per share, the market value of our common stock on that date.

        As of September 30, 2011, each non-employee director had the following number of RSUs outstanding: Charles M. Boesenberg: 15,000; Mohan Gyani: 15,000; Jennifer M. Johnson: 15,000; Raymond L. Ocampo, Jr.: 15,000; and Deborah Rieman: 15,000. These RSUs will vest in full on the date of the 2012 Annual Meeting of Stockholders. The vesting of all of the non-employee directors' equity awards will accelerate in full upon a change of control of Keynote.

        As of September 30, 2011, each non-employee director had the following number of shares subject to options outstanding: Charles M. Boesenberg: 62,336 with exercise prices ranging from $9.86 to $13.51; Mohan Gyani: 150,000 with exercise prices ranging from $9.86 to $13.51; Jennifer M. Johnson: 146,000 with exercise prices ranging from $9.86 to $13.51; Raymond L. Ocampo, Jr.: 167,000 with exercise prices ranging from $9.86 to $13.51; and Deborah Rieman: 130,000 with exercise prices ranging from $9.86 to $13.51. The outstanding unvested options are vesting monthly over the remaining four year vesting period and have a ten year term and accelerate and may be exercisable in full upon a change of control.

        Cash fees earned by and the grant date fair value of stock option and restricted stock awards to our non-employee directors during fiscal year 2011 were as follows:

Director Compensation
Fees Earned or Paid in Cash

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Charles M. Boesenberg	$45,000	$—	$—	$45,000
Mohan Gyani	$31,500	$—	$—	$31,500
Jennifer M. Johnson	$40,500	$—	$—	$40,500
Raymond L. Ocampo Jr.	$40,500	$—	$—	$40,500
Deborah Rieman	$36,000	$—	$—	$36,000

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Ethics

        We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial personnel, including our Chief Financial Officer, Chief Accounting Officer and all other employees engaged in our finance organization. A copy of this code of ethics is posted on our website at www.keynote.com.

Directors' Attendance at Annual Stockholder Meetings

        We encourage our Board members to attend our annual meeting of stockholders, but do not require attendance. Four of our directors attended our 2011 Annual Meeting of Stockholders. Mr. Gupta, Chairman of the Board and our Chief Executive Officer, has attended all of our annual meetings.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are providing stockholders with a non-binding advisory vote on compensation programs for our named executive officers, also known as "say on pay."

        Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

        We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

        In accordance with recently adopted Section 14A of the Exchange Act, the Company is asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

        RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote "FOR" approval of the advisory vote on executive compensation.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO 1999 EQUITY INCENTIVE PLAN

General

        We are asking stockholders to approve an amendment to our 1999 Equity Incentive Plan (the "1999 Plan"), to authorize an additional 950,000 shares of common stock for issuance under the Plan, extend the term of the 1999 Plan by two years until December 31, 2016, amend the director compensation provisions of the 1999 Plan and make certain non-substantive changes to the 1999 Plan.

        The amendment you are being asked to approve will increase the authorized shares for issuance under the 1999 Plan. This will allow us to continue to make the benefits of the 1999 Plan available to eligible employees, which the Board of Directors and management believe is an important element of the total compensation and benefits we offer to assist in the retention of our current employees and to attract new employees by providing an opportunity to purchase shares of our common stock.

Background on Stock Compensation at Keynote

        We believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of Keynote's stockholders. As our business grows and in order to accommodate a 30% increase in our headcount due to the acquisition of Mobile Complete, Inc., doing business as DeviceAnywhere, on October 18, 2011, we are requesting an increase in the authorized shares and an extension to the term of the 1999 Plan. Equity ownership programs put employees' interests directly into alignment with those of other shareholders, as they reward employees upon improved stock price performance. Without an equity incentive program, Keynote would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to the future success of our company.

        We regard the encouragement of stock ownership by our employees as a significant contributing factor in achieving strong corporate performance. A broad-based equity incentive plan focuses employees at every level of the company on the same performance improvement goals, and we have embedded in our culture the necessity for employees to think and act as shareholders. Historically, Keynote has granted stock options and restricted stock units, or RSUs, to the majority of its newly hired employees and to its non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company.

        We believe our stock-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently superior performance in the years ahead. Therefore, we consider approval of the amendment to the 1999 Plan an important part of Keynote's continued success.

Key Terms

        The following is a summary of the key provisions of the 1999 Plan:

Plan Expiration:	December 31, 2014 (the amendment to the 1999 Plan would extend the expiration date to December 31, 2016)
Eligible Participants:
All of our employees, directors, consultants, and independent contractors are eligible to receive awards under the 1999 Plan, provided they render bona fide services to Keynote. The Compensation Committee (the "Compensation Committee" or "Committee") will determine which individuals will participate in the 1999 Plan. As of January 2012, there were approximately 466 employees and five non-employee directors who would be eligible to participate in the 1999 Plan.

Shares Authorized:	As of December 31, 2011, there were a total of 2,813,276 shares issued and outstanding and 904,727 shares authorized and available for issuance under the 1999 Plan, subject to adjustment only to reflect stock splits and similar events. Shares subject to awards that are cancelled, forfeited or that expire by their terms will be returned to the pool of shares available for grant and issuance under the 1999 Plan.
Award Types:	(1) Non-qualified stock options
(2) Incentive stock options
(3) Restricted stock awards
(4) Stock bonus awards
(5) Restricted stock units
Share Limit on Awards:
No more than 1,000,000 shares may be granted to any individual under the plan during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), if applicable. Failure to qualify under this section might result in Keynote's inability to take a tax deduction for part of its performance-based compensation to senior executives.
Vesting:	Vesting schedules will be determined by the Committee when each award is granted. Options generally will vest over four years and RSUs generally will vest over three or four years.
Award Terms:
Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Keynote's voting power, which shall have a term of no longer than five years. RSUs granted to date generally have a term of between three and four years.
Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option or other award, is prohibited unless approved by stockholders.
Grants to Non-Employee Directors:
Effective in fiscal year 2009, we began awarding RSUs rather than stock options to non-employee directors. Non-employee directors were awarded discretionary grants of 15,000 RSUs in fiscal year 2009 that will vest on a cliff basis at this Annual Meeting. See "Director Compensation" above. The amendment to the 1999 Plan would make all director awards discretionary without a specific limit on the number of shares that may be subject to any initial award for new directors. The current 40,000 share per year limit will remain in place for additional awards for new or current directors. Following this 2012 Annual Meeting, our current non-employee directors will receive an additional equity award of 15,000 RSUs that will vest in three equal annual installments upon the completion of each year of board service. Future awards and awards to new directors, including Mr. Sun if he is elected at the 2012 Annual Meeting, would be determined by the Board and disclosed to stockholders following any such determination.
Corporate Transactions:	Awards granted to outside directors accelerate in full and become exercisable prior to the consummation of a corporate transaction on such terms and conditions as determined by the Committee.

For all other awards granted to other participants under the 1999 Plan, any or all awards may be assumed, converted or replaced by a successor corporation. Alternatively, a successor corporation may substitute equivalent awards or provide substantially similar consideration as was provided to Keynote's stockholders. In the event awards are not assumed or substituted, awards under the 1999 Plan will expire on such corporate transaction at such time and on conditions as determined by the Committee. Additionally, the Committee may, at is sole discretion, accelerate the vesting of awards.

New Plan Benefits

        Future awards under the 1999 Plan to executive officers, employees, non-employee directors or other eligible participants are discretionary and cannot be determined at this time.

Terms applicable to Stock Options

        The exercise price of stock options granted under the 1999 Plan may not be less than the fair market value (the closing price of Keynote common stock on the date of grant, and if that is not a trading day, the closing price of Keynote common stock on the trading day immediately prior to the date of grant) of our common stock. On December 31, 2011, the closing price of our common stock was $20.54 per share. The term of these awards may not be longer than ten years. The Committee will determine at the time of grant the other terms and conditions applicable to such awards, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

        The Committee will determine the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards and stock bonus awards. The Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards and stock bonus awards contingent upon continued employment with Keynote, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

        Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as "performance-based compensation" under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the award:

  •
  Net revenue and/or net revenue growth

  •
  Operating income and/or operating income growth

  •
  Earnings per share and/or earnings per share growth

  •
  Return on equity

  •
  Adjusted operating cash flow return on income

  •
  Individual business objectives

  •
  Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

  •
  Net income and/or net income growth

  •
  Total shareholder return and/or total shareholder return growth

  •
  Operating cash flow return on income

  •
  Economic value added

        To the extent that an award under the 1999 Plan is designated as a "performance award," but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

        Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

Transferability

        Except as otherwise provided in the 1999 Plan, awards granted under the 1999 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

        The Committee administers the 1999 Plan. The Committee will select the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 1999 Plan, establish the terms, conditions and other provisions of the grants. The Committee may construe and interpret the 1999 Plan and prescribe, amend and rescind any rules and regulations relating to the 1999 Plan. The Committee may delegate to a committee of one or more directors the ability to grant awards to plan participants, so long as such participants are not officers, members of our Board of Directors or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

        The Board of Directors may at any time terminate or amend the 1999 Plan; provided, however, that the Board of Directors may not, without the approval of Keynote's stockholders, amend the 1999 Plan in a manner that requires stockholder approval.

Adjustments

        In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Keynote's capital structure without consideration, then the number of shares reserved for issuance under the 1999 Plan, the exercise prices of and the number of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by Keynote's Board of Directors or Keynote's stockholders.

U.S. Tax Consequences

        The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Keynote and participants in the 1999 Plan. The federal tax laws may change and the federal, foreign, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

    Non-Qualified Stock Options

        Participants will realize no taxable income at the time a non-qualified stock option is granted under the plan; but, generally at the time such non-qualified stock option is exercised, a participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Keynote will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

    Incentive Stock Options

        A participant will realize no taxable income, and Keynote will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Keynote will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Keynote will not be entitled to a deduction with respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a "disqualifying disposition," see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

        Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a "disqualifying disposition"), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a "disqualifying disposition," generally in the fiscal year of such "disqualifying disposition" Keynote will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

    Restricted Stock

        A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Keynote receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

    Restricted Stock Units

        In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Keynote generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

    Section 162(m) Limit

        The plan is intended to enable Keynote to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Keynote may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

        The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Board recommends that you vote "FOR" approval of the amendment to the 1999 Equity Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2012, and our stockholders are being asked to ratify such selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

        Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP as a matter of good corporate practice. If our stockholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Keynote and our stockholders.

The Board recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP

 Audit and Related Fees

        During fiscal years 2011 and 2010, the aggregate fees billed by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for professional services were as follows:

  •
  Audit Fees.  The aggregate fees billed by Deloitte for professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal control over financial reporting, reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements were $1,113,700 for fiscal year 2011 and $1,295,900 for fiscal year 2010.

  •
  Audit-Related Fees.  In fiscal year 2011, the aggregate fees billed by Deloitte related to our acquisition of Mobile Complete, Inc., doing business as DeviceAnywhere, were $27,000. In fiscal year 2010, there were no fees billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported above under "Audit Fees."

  •
  Tax Fees.  There were no fees billed by Deloitte for professional services rendered for tax compliance, advice and planning for fiscal years 2011 and 2010.

  •
  All Other Fees.  For fiscal years 2011 and 2010, there were no other fees billed by Deloitte.

        All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee acting as a whole determined that the provision of these services was compatible with maintaining Deloitte's independence for fiscal year 2011.

Audit Committee Pre-Approval Policy

        All audit and non-audit services to be performed for Keynote by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services does not impair the auditor's independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of services is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

        The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

        Audit-related services are services that are reasonably related to the performance of the audit or review of Keynote's financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

        The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

        Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Keynote legal department.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended September 30, 2011 and has met with our management and independent auditors to discuss the audited consolidated financial statements. Our management has represented to the Audit Committee that Keynote's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from our independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with them their independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the independent auditors.

        Based on the review and discussions noted above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Keynote's annual report on Form 10-K for the fiscal year ended September 30, 2011, and be filed with the Securities and Exchange Commission.

Audit Committee
Charles M. Boesenberg
Jennifer M. Johnson
Raymond L. Ocampo Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information as to the beneficial ownership of our common stock as of December 31, 2011 by:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our directors;

  •
  our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of September 30, 2011; and

  •
  all of our directors and executive officers as a group.

        The percentage ownership is based on 17,297,217 shares of common stock outstanding as of December 31, 2011. Shares of common stock that are subject to options currently exercisable, or exercisable within 60 days of December 31, 2011, and RSUs that will vest within 60 days of December 31, 2011 are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address for each stockholder listed below is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Directors and Named Executive Officers:
Umang Gupta(1)	1,662,110	9.6%
Jeffrey Kraatz(2)	174,379	1.0%
Curtis H. Smith(1)	9,498	*
Adil Kaya(1)	2,395	*
Martin Loehlein(1)	—	*
Raymond L. Ocampo Jr.(3)	227,193	1.3%
Mohan Gyani(4)	152,637	*
Jennifer M. Johnson(5)	146,757	*
Deborah Rieman(6)	130,970	*
Charles M. Boesenberg(7)	62,856	*
All 15 directors and executive officers as a group(8)	3,055,610	16.5%
5% Stockholders:
Empire Capital Management LLC(9)	1,791,200	10.4%
Dimensional Fund Advisors, LP(10)	1,261,530	7.3%

*
Indicates beneficial ownership of less than 1%.

(1)
No shares were subject to options exercisable or RSUs that vest within 60 days of December 31, 2011.

(2)
Includes 172,816 shares subject to options exercisable within 60 days of December 31, 2011.

(3)
Includes 61,444 shares held by Raymond L. Ocampo Jr. and Sandra O. Ocampo, Trustees of Ocampo Revocable Trust UTA May 30, 1996, and 165,749 shares subject to options exercisable within 60 days of December 31, 2011.

(4)
Includes 149,303 shares subject to options exercisable within 60 days of December 31, 2011.

(5)
Includes 144,423 shares subject to options exercisable within 60 days of December 31, 2011.

(6)
Includes 129,303 shares subject to options exercisable within 60 days of December 31, 2011.

(7)
Includes 61,189 shares subject to options exercisable within 60 days of December 31, 2011.

(8)
Includes 1,262,888 shares subject to options exercisable within 60 days of December 31, 2011.

(9)
Based solely on information provided by Empire Capital Management LLC in its Schedule 13G, filed September 29, 2011, and Form 4, filed with the Securities and Exchange Commission on December 20, 2011. Scott A. Fine is a controlling person of such fund. The address of this person and this entity is 1 Gorham Island, Suite 201, Westport, CT, 06880.

(10)
Based solely on information provided by Dimensional Fund Advisors LP in its Form 13G/A, filed with the Securities and Exchange Commission on February 11, 2011. Dimensional Fund Advisors LP ("Dimensional") furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possesses voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who are identified in the Summary Compensation Table on page 35 (the "named executive officers"). This discussion and analysis serves as an introduction to the executive compensation information provided in narratives, tables and footnotes that follow. This discussion and analysis contains statements about individual and Company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including, but not limited to, those identified in our Form 10-K for fiscal year 2011 under "Item 1A. Risk Factors."

Overview

        Compensation of the Company's executive officers is intended to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve the Company's annual and long-term business objectives and to create stockholder value. The Compensation Committee has the responsibility for establishing and overseeing our executive officer compensation programs pursuant to the following objectives:

  •
  Executive officers should be fairly compensated for the value of work provided, including the achievement of specific Company goals and objectives;

  •
  Executive officers' total direct compensation (consisting of salary, annual cash incentive compensation and long-term equity incentive compensation) should be competitive with market practices;

  •
  Compensation of the executive officers should align their interests with the interests of the Company's stockholders by providing the executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;

  •
  A significant portion of the compensation of executive officers should be at risk; provided such risk does not lead to excessive risk taking by executive officers, and should vary based on the Company's financial and operational performance as well as each executive officer's level of responsibility and individual performance at the Company; and

  •
  The executive officer compensation programs should be implemented in an objective and non-discriminatory manner.

        Our Compensation Committee performs at least annually a strategic review of our executive officers' overall compensation to determine whether they provide adequate incentives and motivation to our executive officers. During each fiscal year, the Compensation Committee meets with our Chief Executive Officer to review the objectives of Keynote and its executives for such year and to establish parameters for performance-based year-end bonus awards. Bonus awards for executives other than the Chief Executive Officer may be based on achievement of corporate objectives as well as on achievement of personal objectives (MBOs) as determined by the Chief Executive Officer. Corporate objectives are established by the Compensation Committee at the beginning of the fiscal year. Personal objectives are established by the Chief Executive Officer at the beginning of the fiscal year and usually involve a mix of quantitative and qualitative goals. At the conclusion of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the performance of Keynote and its executive officers against the corporate objectives and parameters that were established for eligibility for performance-based bonuses and to award year-end cash bonuses. The Compensation Committee determines the compensation of the Chief Executive Officer outside of his presence.

        The Compensation Committee has reviewed the results of the 2011 stockholder advisory vote on executive compensation. Because a substantial majority (97.6%) of the stockholders casting votes approved the Company's executive compensation policies described in our proxy statement for the 2011 Annual Meeting, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs as a result of the stockholder advisory vote.

General Compensation Policy and Objectives

        Our executive compensation program is designed to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our Company on both a short-term and long-term basis. Our compensation philosophy for executive officers is to relate compensation to individual and corporate performance. Accordingly, our compensation programs are designed with a framework of rewards, in the short-term and the long-term, for meeting and exceeding measurable company-wide goals and individual goals. Within this overall philosophy, the elements of compensation for our named executive officers include base salaries, cash incentive bonuses, and equity incentive awards.

        We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market, our view of internal equity and consistency, individual performance and overall company performance. We typically have not engaged third party compensation consultants, except in the case of our compensation decisions regarding our Chief Executive Officer's severance and change of control compensation. The Compensation Committee engaged Compensia in fiscal 2011 to do an analysis for use by the Compensation Committee in establishing appropriate severance and change of control compensation for Mr. Gupta. The Compensation Committee did not utilize any peer group or any formal benchmarking procedures and the Compensation Committee did not adopt any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation for fiscal 2011. However, the Compensation Committee's philosophy is to have a significant portion of an employee's compensation performance-based, while providing the opportunity to be well rewarded through equity if the Company performs well over time. The Compensation Committee also believes for technology companies, stock-based compensation is a primary motivator in attracting employees, rather than cash compensation.

        From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions could include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards.

        We estimate and record stock-based compensation expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option any gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Elements of Compensation

        The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

Base Salary

        We seek to provide our named executive officers with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them periodically in light of actual performance and current conditions. For fiscal year 2011, the base salaries of our named executive officers were determined for each individual by evaluating his scope of responsibility, historical qualitative performance and other contributions, prior experience and salary history. The Compensation Committee made its compensation decisions based on its subjective judgment taking into account the available information. In setting salaries for fiscal year 2011, the Compensation Committee considered base salary increases for all of our named executive officers. The Compensation Committee believed the salary levels for fiscal year 2011 would serve as an effective means of retaining these individuals. As noted above, the Compensation Committee made these determinations without the specific advice of a compensation consultant, with the exception of Mr. Gupta's base salary.

        During 2011, Mr. Gupta's base salary was increased from $297,000 (his fiscal year 2010 base salary) to $313,500 effective October 1, 2010 and to $330,000 effective April 1, 2011, to reinstate the salary reduction implemented during the economic downturn in fiscal 2009. Similarly, the base salary of Mr. Kraatz was increased from $225,000 his fiscal year 2010 base salary) to $237,500 effective October 1, 2010 and to $250,000 effective April 1, 2011. These reinstatements of previous salary reductions corresponded with company-wide reinstatements to all employees that were effected in fiscal 2009. The base salaries of Messrs. Kaya and Loehlein were both increased from €172,000 (approximately $235,000 at the average exchange rate for fiscal year 2011) to €180,000 (approximately $245,000 at the average exchange rate for fiscal year 2011) effective January 1, 2011 based on their performance and the recommendation of the Chief Executive Officer. The base salary of Mr. Smith remained at $250,000 for fiscal year 2011.

Cash Incentive Awards

        Each of our named executive officers is eligible to receive incentive cash compensation based on individual performance and/or our corporate performance for the entire year. The Compensation Committee met with our Chief Executive Officer to review the objectives of Keynote and its executives for fiscal year 2011 and to establish parameters for performance-based cash incentive awards, or bonus.

        Our Chief Executive Officer's bonus, was based entirely on achieving corporate goals. Mr. Smith's bonus was based on achieving MBOs established by the Chief Executive Officer at the beginning of the fiscal year and corporate goals. The bonus for Messrs. Kraatz, Kaya and Loehlein was based on MBOs. Corporate goals include quantitative goals, while MBOs involve a mix of quantitative and qualitative goals.

        For fiscal year 2011, the on-target bonus for our Chief Executive Officer was 67% of his base salary at the end of the fiscal year, a decrease from 74% of his 2010 base salary, due to the fact that the absolute dollar amount of the target bonus remained the same while the base salary increased as a result of the reinstatement of the previously reduced base salary. The on-target bonuses as a percentage of base salary at the end of the fiscal year for each named executive officer, other than the Chief Executive Officer, was 30% for Mr. Smith, 40% for Mr. Kraatz, 50% for Mr. Kaya and 50% for Mr. Loehlein.

        The bonus amounts for each of the named executive officers for fiscal year 2011 were as follows:

Name	On-Target Bonus	Maximum Bonus	Actual Bonus
Umang Gupta	$220,000	$440,000	$440,000
Curtis H. Smith(1)	75,000	125,000	124,379
Jeffrey Kraatz(2)	100,000	(2)	132,791
Adil Kaya(3)	122,000	244,000	157,986
Martin Loehlein(3)	122,000	244,000	157,986

(1)
Of Mr. Smith's total on-target bonus, 33% is based on achievement of the MBOs described below and 67% is based on the corporate goals described below. If the corporate objectives for Mr. Smith were exceeded, Mr. Smith could have received up to 200% of the portion of his target bonus related to corporate goals.

(2)
There was no cap on the maximum bonus amount to be earned by Mr. Kraatz. Mr. Kraatz earned a bonus of $132,791 for fiscal 2011. This bonus payment was reduced to $82,791 in consideration of discretionary bonus payments made to Mr. Kraatz in fiscal 2009 and 2010.

(3)
If the objectives described below for Messrs. Kaya and Loehlein were exceeded, they could have received up to 200% of their target bonus. The amounts of Messrs. Kaya and Loehlein's bonuses presented above are based on an average exchange rate for the fiscal year, as their bonuses are paid in Euros.

MBOs

        Each named executive officer, other than our Chief Executive Officer, typically has a number of MBO goals for the fiscal year. The specific MBO goals, and the relative weighting of each, is determined by our Chief Executive Officer and confirmed by the Compensation Committee. Bonus payments associated with MBO goal achievement are based on the degree to which each objective is achieved, as determined by our Chief Executive Officer.

        For fiscal year 2011, the MBO goals set by our Chief Executive Officer for our Chief Financial Officer, Mr. Smith, were established, reviewed and paid quarterly, focusing on the management of his area of responsibility and timely financial reporting. Specific MBO goals included: providing monthly financial statements and related information within a specified number of days; the quality of the financial information based upon the results of our independent auditor's quarterly reviews and annual audit; the accuracy of the forecast for both the entire Company and the areas for which he managed; and managing an active investor relations calendar. For fiscal year 2011, Mr. Smith earned MBO bonus payments of $24,379 in the aggregate as a result of achievement of between 97% and 99% of the goals in each of the quarters.

        For fiscal year 2011, the MBO goals set by our Chief Executive Officer for Mr. Kraatz, our Vice-President of Worldwide Sales and Services, were based on our worldwide revenue, excluding revenue from our SITE and GlobalRoamer products and services. If we have revenue in excess of a base amount, Mr. Kraatz was eligible to receive a bonus based on a percentage of our revenue in excess of this base revenue amount. The revenue goal is an annual goal, with quarterly progress payments. We have not disclosed the specific formulae or performance targets of Mr. Kraatz for several reasons, including our belief that disclosure would result in competitive harm to us. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment. For fiscal year 2011, Mr. Kraatz earned a total MBO bonus of $132,791 based on his performance against the established goals.

        The MBO objectives set by our Chief Executive Officer for Messrs. Kaya and Loehlein were based on revenue with an acceptable contribution margin from worldwide sales of all Keynote SIGOS products for the calendar year ended December 31, 2011. If minimum targets were not achieved, Messrs. Kaya and Loehlein would not earn any bonus. If maximum targets were achieved, Messrs. Kaya and Loehlein would earn 100% of their base salary as a bonus. If actual performance is between the minimum and maximum targets, Messrs. Kaya and Loehlein would earn an amount based on the percentage calculated by dividing the amount that actual performance is above the minimum target by the difference between the maximum target and the minimum target. We have not disclosed the specific formulae or performance targets of Messrs. Kaya and Loehlein for several reasons, including our belief that disclosure would result in competitive harm to us. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment. During the calendar year ended December 31, 2011, they each earned a bonus of 56% of their base salary or approximately €101,000 (approximately $135,000 at the average exchange rate for fiscal year 2011) based on their performance against the established goals.

Corporate Objectives

        For fiscal year 2011, the Compensation Committee selected revenue and earnings before interest, taxes, depreciation, amortization and stock-based compensation ("Adjusted EBITDA") goals as the corporate goals because it believed that these measures are correlated strongly with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Compensation Committee also selected these measures to establish appropriate checks and balances among our financial objectives and to provide the strongest composite of indicators of our overall annual performance. The revenue and Adjusted EBITDA goals were set at levels intended to reward achieving results that met or exceed our expectations, with 50% of the total target bonus amount based on achievement of the revenue goal and 50% based on achievement of the Adjusted EBITDA goal. The corporate goals were 100% of the target bonus for our Chief Executive Officer and 67% of the target bonus for our Chief Financial Officer, as it was believed that they had the most company-wide perspective in their roles.

        The Compensation Committee believes that to provide for an appropriate incentive effect, at least a minimum threshold level of a particular corporate goal should be met in order for some portion of the target bonus to be payable, with the opportunity to receive a greater bonus amount as the performance levels increase, including the opportunity to receive a bonus in excess of the target amount if a particular corporate goal is exceeded.

        With respect to revenue, 100% of the portion of the target bonus related to this corporate goal for fiscal 2011 service was payable if Keynote achieved the revenue goal of $88.0 million based on a constant foreign exchange rate, as calculated under generally accepted accounting principles in the United States. Upon achievement of revenue in excess of the minimum threshold level, which was approximately 91% of the revenue goal, the bonus amount to be paid would be determined linearly based on a payout of $0 if revenues were at the minimum threshold level, a payout of 100% of the target upon achievement of the revenue goal, and a payout of 200% upon achievement of 109% of the revenue goal. With respect to Adjusted EBITDA, 100% of the portion of the target bonus related to this corporate goal for fiscal year 2011 was payable if Keynote achieved Adjusted EBITDA of $14.7 million, based on the definition above and financial statements prepared under generally accepted accounting principles in the United States. A linear payout of 0% to 200% (of the portion of the target bonus amount related to this corporate goal) was payable upon achievement of Adjusted EBITDA within a range extending from approximately 83% of the Adjusted EBITDA goal (0% payout) to approximately 117% of the Adjusted EBITDA goal (200%

payout). Based on the criteria established by the Compensation Committee, our Chief Executive Officer and Chief Financial Officer would not have received a payment for the portion of the 2011 bonus that was based on a company performance goal if the minimum achievement threshold level of a particular goal was not met. Conversely, if the achievement threshold of a particular goal was exceeded, our Chief Executive Officer and Chief Financial Officer would have received a payment amount that exceeded their respective target bonus associated with that goal, up to a maximum bonus of 200% of the target amount for such corporate goal.

        For fiscal year 2011, Mr. Gupta earned a cash payment of $440,000 and Mr. Smith earned a cash payment of $100,000 as a result of our company exceeding the maximum target for both the revenue goal and the Adjusted EBITDA goal. These cash payments represent 200% of the target bonus for both Mr. Gupta and Mr. Smith that was based on achievement of the goals relating to our Company performance.

        Because our Compensation Committee views cash bonuses as a reward for strong performance, we generally set company performance objectives at levels that would only be achieved if we improved on our past levels of performance. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executives.

        We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

Equity Incentive Awards

        Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awards increase with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executive officers by providing compensation that is competitive with market levels.

        Our equity compensation plan provides for awards of stock options, restricted stock, restricted stock units and stock bonuses, although to date we have only issued stock options and restricted stock units. Since 2009, we have used RSUs, to link executive officer compensation directly to increases in the price of our common stock, which reflects increases in stockholder value. Equity awards compensate our executive officers more if our stock price increases after the date of grant and the executive officer remains employed for the period required for the equity award to vest. The Compensation Committee thus considers equity awards a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with our Company.

        Equity awards are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or sometimes to achieve additional ownership in our company. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make an additional award and takes into account our company-wide equity award refresh policy. In order to qualify for an additional equity award, an executive officer must have a strong performance evaluation rating. In making determinations as to additional grants to executive officers, the Compensation Committee remains sensitive to the potential dilutive impact and accounting expense of stock based compensation, and also takes into account, on a subjective basis and on the advice of the chief executive officer, in the case of other named executive officers, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive's overall compensation package, as well as the executive's existing equity holdings, accumulated realized and unrealized gains, and the potential reward to the executive if the market value of our common stock appreciates.

        The following table summarizes the RSUs granted to named executive officers during fiscal year 2011:

Name	Restricted Stock Units Granted
Umang Gupta	—
Curtis H. Smith	—
Jeffrey Kraatz(1)	15,500
Adil Kaya(2)(3)	25,000
Martin Loehlein(2)(3)	25,000

(1)
15,000 RSUs vest entirely three years from date of grant. 500 RSUs vest entirely four years from date of grant.

(2)
15,000 RSUs vest entirely three years from date of grant.

(3)
5,000 RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2012. 5,000 RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2013.

        RSUs were granted to assist in the retention of our executive officers, and to provide them with incentives to contribute to our future success. We did not grant any stock options to named executive officers during fiscal year 2011.

        We also have an employee stock purchase plan that enables eligible employees to periodically purchase shares of our common stock at a discount. Participation in this plan is available to all executive officers on the same basis as our other employees.

        We do not have any program, plan or obligation that requires us to grant equity compensation on specific dates and we have not made equity grants in connection with the release or withholding of material non-public information.

        Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

Employee Benefits

        All of our named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are generally available to all employees. In calendar years 2009 and 2010, we suspended company matching contributions to our 401(k) plan. In calendar year 2011, we matched 25% of an employee's contributions during the year up to a maximum employer match of $2,000 per employee, if the employee was employed by us at the end of the calendar year.

Severance and Change of Control Arrangements

        During fiscal 2011, the Compensation Committee engaged Compensia for advice with respect to, and we entered into, an amended and restated employment agreement with Mr. Gupta which establishes Mr. Gupta's annual base salary and eligibility for benefits, including separation compensation and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment.

        Pursuant to an offer letter dated May 21, 2010 with Mr. Smith, our Chief Financial Officer, if we terminate his employment with or without cause, we must provide him with either three months' notice or must pay him three months of his base salary and benefits.

        Pursuant to a promotion letter dated April 1, 2006 with Mr. Kraatz, our Senior Vice President, Worldwide Sales and Services, if we terminate his employment with or without cause, we must provide him with either three months' notice or must pay him three months of his base salary plus his quarterly incentive compensation as averaged over the previous year.

        Pursuant to separate service agreements that went into effect on April 28, 2008 with Messrs. Kaya and Loehlein, if we terminate their employment without cause, we must provide them with either twelve months' notice or must pay them twelve months of their base salary and benefits.

        In the event Mr. Gupta's employment is terminated without "Cause" or if a "Constructive Termination" of his employment occurs following a change of control, Mr. Gupta would be entitled to receive twelve months of base salary and his equity awards will fully vest over the next 18 months. In the event of his death or disability, he would be entitled to receive twelve months base salary and target bonus and his equity awards will fully vest over the next twelve months. In the event Mr. Gupta's employment is terminated without "Cause" or if a "Constructive Termination" each within twelve months following a sale of the company, Mr. Gupta would be entitled to receive full acceleration of any outstanding equity awards. If Mr. Gupta voluntarily ceases his employment, but provides at least three-months advance notice and provides such assistance through the date of termination as the Board of Directors may reasonably request, he would be entitled to receive a ratable portion of his target bonus amount, subject to achievement of the goals and objectives for bonus eligibility.

        "Cause" is defined to exist at any time after the happening of one or more of the following events:

  •
  any willful act or acts of dishonesty undertaken by him and intended to result in substantial gain or personal enrichment at the expense of Keynote;

  •
  any willful act of gross misconduct which is materially and demonstrably injurious to Keynote; or

  •
  the willful and continued failure to substantially perform his duties with Keynote (other than incapacity due to physical or mental illness).

        "Constructive Termination" means:

  •
  a material reduction in Executive's salary or benefits not agreed to by him;

  •
  a material change in Executive's responsibilities not agreed to by him; or

  •
  a sale of the company if he is not the Chief Executive Officer of the resulting combined entity.

        Under Mr. Smith's offer letter dated May 21, 2010, which was approved by the Compensation Committee, in the event of a Change of Control of Keynote or within twelve months following a Change of Control of Keynote and either (i) he is terminated by Keynote (or its successor) without cause, or (ii) he terminates his employment for Good Reason, he is entitled to the following:

  •
  50% of his annual base salary;

  •
  50% of his bonus received in the prior fiscal year; and

  •
  full acceleration of the vesting of his RSUs.

        A Change of Control under Mr. Smith's offer letter means (1) a merger or consolidation in which Keynote is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of our Company in a different jurisdiction, or other transaction in which there is no substantial change in our stockholders or their relative stock holdings), (2) a merger in which Keynote is the surviving corporation but after which our stockholders immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with our Company in such merger) cease to own their shares or other equity interest in our company, (3) the sale of substantially all of the assets of Keynote, or (4) the acquisition, sale, or transfer of more than 50% of the outstanding shares of Keynote by tender offer or similar transaction. Cause under his offer letter means (a) willfully engaging in gross misconduct that is materially and demonstrably injurious to Keynote; or (b) willful and continued failure to substantially perform his duties with Keynote (other than incapacity due to physical or mental illness), provided that such failure continues after the Board has provided a written demand for substantial performance, setting forth in detail the specific respects in which it believes he has willfully and not substantially performed his duties thereof and a reasonable opportunity (to be not less than thirty (30) days) to cure the same. Good Reason under his offer letter means a termination of employment within sixty (60) days following any one of the following events: (x) a ten percent (10%) or more reduction in annual base salary that is not part of a general salary reduction plan applicable to all officers of Keynote or any successor company; (y) a change in position or status to a position that is not at the level of Chief Financial Officer of Keynote or any successor company; or (z) relocating our principal place of business in excess of fifty (50) miles from the current location of such principal place of business.

        The equity awards that we grant to our executive officers other than Messrs. Gupta and Smith under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such awards upon the occurrence of specified events. If the executive officer is terminated without cause following a change of control of our company that occurs within twelve or less months after the date of grant of the equity award, option awards vest immediately with respect to 25% of the shares subject to that equity award and RSUs vest immediately with respect to 33.3% of the shares subject to that equity award. If the executive officer is terminated without cause following a change of control of our company that occurs more than twelve months after the date of grant of the equity award, equity awards vest immediately with respect to all of the shares subject to that equity award. With respect to these equity awards, cause is defined to mean (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; or (ii) willful and continued failure to substantially perform the executive officer's duties (other than incapacity due to physical or mental illness), provided that this failure continues after our Board of Directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure. A termination without cause includes a termination of employment by the executive officer within 30 days following any one of the following events: (x) a ten percent(10%) or more reduction in the executive officer's salary that is not part of a general salary reduction plan applicable to all officers of the successor company; (y) a change in the executive officer's position or status to a position that is not at the level of vice president or above with the successor; or (z) relocating the executive officer's principal place of business in excess of fifty (50) miles from the current location of such principal place of business. All shares subject to equity awards held by Mr. Kraatz and any equity awards granted in the future to this executive officer, are subject to these acceleration provisions.

        The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change of control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our Company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties.

Limitations on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits Keynote to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Chief Executive Officer, our Chief Financial Officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has considered the requirements of Section 162(m) and believes that equity awards made to our Chief Executive Officer, our Chief Financial Officer and other applicable officers satisfy the requirements for "performance-based compensation" and are, therefore, exempt from the limitations on deductibility. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee believes that these requirements are not in the best interest of Keynote or its stockholders.

        The unvested and unpaid restricted stock units granted in fiscal 2011 may not be deductible when vested and paid in the future under Section 162(m) of the Code because they may not be deemed to be "performance-based compensation" under Section 162(m) of the Code. Any cash amounts paid to certain executive officers in fiscal 2011 in excess of $1,000,000 will not be deductible under Section 162(m) of the Code.

 REPORT OF THE COMPENSATION COMMITTEE1

        The Compensation Committee of the Board of Directors of Keynote has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Jennifer M. Johnson Mohan Gyani Deborah Rieman

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation information for fiscal years 2011, 2010 and 2009 paid or accrued to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of September 30, 2011 (the "named executive officers").

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Umang Gupta(3)	2011	$321,750	$—	$440,000	$1,104	$762,854
Chief Executive Officer	2010	297,000	—	158,400	1,090	456,499
	2009	313,500	2,142,000	350,184	1,095	2,806,779
Curtis H. Smith	2011	250,000	—	124,379	578	374,957
Chief Financial Officer	2010	62,500	389,250	37,500	145	489,395
	2009	—	—	—	—	—
Jeffrey Kraatz	2011	243,750	181,550	132,791	930	559,021
Senior Vice President, Worldwide	2010	225,865	—	25,000	866	251,731
Sales and Services	2009	237,500	47,438	25,000	818	310,756
Adil Kaya(4)	2011	242,121	346,700	157,986	23,804	770,611
Managing Director,	2010	254,371	—	216,728	23,456	494,555
Keynote SIGOS	2009	223,087	—	188,922	22,988	434,997
Martin Loehlein(4)	2011	242,121	346,700	157,986	23,396	770,203
Managing Director,	2010	254,371	—	216,728	23,435	494,535
Keynote SIGOS	2009	223,087	—	188,553	22,988	434,628

(1)
The amounts reflect the grant date fair value, in accordance with ASC 718, of stock options and RSUs granted pursuant to the 1999 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in note 6 to our audited consolidated financial statements for fiscal year 2011, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect the grant date fair value of these awards that will be reflected as an expense over their vesting period, and do not correspond to the actual value that may be recognized by the named executive officer.

(2)
The amounts disclosed in the All Other Compensation column for Messrs. Gupta, Smith, and Kraatz consist of long-term disability insurance premiums we paid for the officers. We did not pay matching 401(k) contributions in fiscal years 2009, 2010 and 2011. The amounts disclosed in the All Other Compensation column for Messrs. Kaya and Loehlein consist of an automobile allowance and health insurance premiums we paid for the officers.

(3)
Effective October 1, 2011, Mr. Gupta's annual base salary increased to $365,000.

(4)
The amounts paid to Messrs. Kaya and Loehlein, except for the amounts in the Stock Awards column, were based on an average exchange rate for the respective fiscal year, as their cash compensation is paid in Euros.

Grants of Plan-Based Awards

        The following table presents the grants made to each of our named executive officers during fiscal year 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of RSUs	Grant Date Fair Value of Stock Awards ($)
Umang Gupta	—	$—	$220,000	$440,000	—	$—
Curtis H. Smith	—	—	75,000	125,000	—	—
Jeffrey Kraatz	—	—	100,000	(2)	—	—
	10/25/10	—	—	—	15,000	171,300	(3)
	07/01/11	—	—	—	500	10,250	(3)
Adil Kaya	—	—	122,000	244,000	—	—
	10/25/10	—	—	—	15,000	171,300	(4)
	02/16/11	—	—	—	5,000	89,050	(4)
	02/25/11	—	—	—	5,000	86,350	(4)
Martin Loehlein	—	—	122,000	244,000	—	—
	10/25/10	—	—	—	15,000	171,300	(4)
	02/16/11	—	—	—	5,000	89,050	(4)
	02/25/11	—	—	—	5,000	86,350	(4)

(1)
Bonuses payable pursuant to the bonus plans for fiscal year 2011 described in "Compensation Discussion and Analysis."

(2)
There was no cap on the maximum bonus amount to be earned by Mr. Kraatz.

(3)
The October 25, 2010 RSU grant is scheduled to vest 100% on the third anniversary of the grant date. The July 1, 2011 RSU grant is scheduled to vest 100% on the fourth anniversary of the grant date.

(4)
The October 25, 2010 RSU grant is scheduled to vest 100% on the third anniversary of the grant date. The February 16, 2011 and February 25, 2011 RSU grants are scheduled to vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2012 and 2013, respectively.

2011 Outstanding Equity Awards at Fiscal Year End

        The table below summarizes outstanding equity awards held by each of our named executive officers at September 30, 2011:

	Option Awards(1)					Stock Awards			Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(2)	Number of Unearned RSUs That Have Not Vested (#)		Market or Payout Value of Unearned RSUs That Have Not Vested ($)(2)
Umang Gupta	—	—		—	—	180,000	(3)	$3,803,400	20,000	(4)	$422,600
	—	—		—	—	—		—	—		—
Curtis H. Smith	—	—		—	—	30,000	(5)	$633,900	—		—
Jeffrey Kraatz	—	—		—	—	6,250	(3)	$132,063	—		—
	—	—		—	—	15,000	(3)	$316,950	—		—
	—	—		—	—	500	(6)	$10,565	—		—
	40,000	—		12.98	09/01/2015	—		—	—		—
	65,000	—		11.00	04/04/2016	—		—	—		—
	60,000	—		13.42	04/01/2017	—		—	—		—
	15,833	4,167		12.65	07/07/2018	—		—	—		—
Adil Kaya	—	—		—	—	15,000	(3)	$316,950	—		—
	—	—		—	—	—		—	5,000	(7)	$105,650
	—	—		—	—	—		—	5,000	(8)	$105,650
	40,000	—		11.00	04/04/2016	—		—	—		—
	25,000	—		10.31	07/01/2016	—		—	—		—
	25,000	—		10.73	01/08/2017	—		—	—		—
	—	12,500	(6)	11.61	05/05/2018	—		—	—		—
Martin Loehlein	—	—		—	—	15,000	(3)	$316,950	—		—
	—	—		—	—	—		—	5,000	(7)	$105,650
	—	—		—	—	—		—	5,000	(8)	$105,650
	40,000	—		11.00	04/04/2016	—		—	—		—
	25,000	—		10.31	07/01/2016	—		—	—		—
	25,000	—		10.73	01/08/2017	—		—	—		—
	—	12,500	(6)	11.61	05/05/2018	—		—	—		—

(1)
Unless otherwise noted, all unvested options vest as to 25% of the shares of common stock underlying it on the first anniversary from the date of grant and as to 2.0833% of the underlying shares monthly thereafter until fully vested. All options were granted under our 1999 Equity Incentive Plan.

(2)
The market value of RSUs was calculated by multiplying the number of unvested RSUs by $21.13, the closing price of our common stock on the last trading day of the fiscal year ended September 30, 2011.

(3)
RSUs vest entirely three years from date of grant.

(4)
Consist of 20,000 performance-based RSUs that vest on December 14, 2012 based on meeting long-term company financial performance objectives.

(5)
RSUs vest in three equal annual installments on the anniversary of the commencement of employment, which was July 1, 2010.

(6)
Option or RSUs vest entirely four years from date of grant.

(7)
RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2012.

(8)
RSUs vest upon the earlier of December 31, 2016 or the attainment of performance criteria established for calendar year 2013.

2011 Option Exercises and Stock Vested

        The table below summarizes the options exercised and RSUs vested by each of our named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(1)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Umang Gupta	500,000	$5,699,552	—	—
Curtis H. Smith	—	—	15,000	$321,600	(2)
Jeffrey Kraatz	10,100	57,264	—	—
Adil Kaya	90,000	381,646	—	—
Martin Loehlein	90,000	325,468	—	—

(1)
The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the selling price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)
This represents the first annual installment of an RSU award granted July 1, 2010.

Potential Payments Upon Termination or Change in Control

        The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

	Termination			Termination following a Change of Control
Name	Severance(1)		Acceleration of Equity Vesting	Severance(1)		Acceleration of Stock Option Vesting(2)		Acceleration of Restricted Stock Unit Vesting(2)
Umang Gupta	$330,000	(3)	—	$330,000	(3)	—		$4,226,000	(4)
Curtis H. Smith	$62,500	(5)	—	$162,500	(6)	—		$1,162,150	(7)
Jeffrey Kraatz	$68,800	(8)	—	$68,800	(8)	35,336	(9)	$459,578	(9)
Adil Kaya	$265,000	(10)	—	$265,000	(10)	119,000	(11)	$528,250	(11)
Martin Loehlein	$265,000	(10)	—	$265,000	(10)	119,000	(11)	$528,250	(11)

(1)
Severance for Messrs. Gupta and Smith reflects base salary and benefits. Severance for Mr. Kraatz reflects base salary and his quarterly incentive compensation as averaged over the previous year. Severance for Messrs. Kaya and Loehlein reflects base salary, benefits and automobile allowance. The severance amounts for Messrs. Smith, Kraatz, Kaya and Loehlein assumes that the applicable notice required to avoid severance payments was not received.

(2)
Calculated based on termination in connection with a change of control taking place as of September 30, 2011, the last day of our most recent fiscal year, on which the market value of our common stock was $21.13 per share based on the closing price of the Company's common stock on that day.

(3)
Reflects continued base salary for twelve months following termination.

(4)
Reflects value of 100% acceleration of unvested RSUs to vest 200,000 shares of common stock if Mr. Gupta is not the Chief Executive Officer of the combined company following a change of control.

(5)
Reflects continued base salary and benefits for three months following termination.

(6)
Reflects 50% of annual base salary plus 50% of the target bonus in the event of a Change of Control or if within twelve months following a Change of Control of Keynote and either (i) he is terminated by Keynote without cause or (ii) he terminates his employment for Good Reason.

(7)
Reflects value of 100% acceleration of unvested RSUs to vest 55,000 shares of common stock in the event of a Change of Control or if within twelve months following a Change of Control of Keynote and either (i) he is terminated by Keynote without cause or (ii) he terminates his employment for Good Reason.

(8)
Reflects continued base salary for three months plus quarterly incentive compensation, as averaged over the previous year, following termination.

(9)
Reflects value of 100% acceleration of unvested options to purchase 4,167 shares of common stock with an exercise price of $12.65 and 100% acceleration of unvested RSUs to vest 21,750 shares of common stock.

(10)
Reflects continued base salary, benefits and automobile allowance for twelve months following termination. The amount in the table is the approximate United States dollar equivalent using the exchange rate as of September 30, 2011, as the amount would be paid in Euros.

(11)
Reflects value of 100% acceleration of unvested options to purchase 12,500 shares of common stock with an exercise price of $11.61 and 100% acceleration of unvested RSUs to vest 25,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than the compensation arrangements that are described above in "Director Compensation" and "Executive Compensation," since October 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

        The charter of our Audit Committee adopted by our Board of Directors requires that any transaction with a related party, other than compensation related matters, must be reviewed and approved or ratified, by our Audit Committee. The committee has not yet adopted policies or procedures for review of, or standards for approval of, these transactions.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at our 2013 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by us at our principal executive offices not later than the close of business on October 20, 2012, which is 120 days prior to the first anniversary of the date this proxy statement was released to stockholders. If the date of next year's annual meeting is changed by more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In addition to submitting a proposal pursuant to Rule 14a-8, Keynote's bylaws provide that for a stockholder proposal to be timely for an annual meeting, it must be received not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred fifth (105th) day prior to the first anniversary of the preceding year's annual meeting. To be timely for the 2013 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Keynote's Secretary at the principal executive offices of Keynote between December 1, 2012 and December 31, 2012; provided, however, that, in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, proposals by the stockholder must be so delivered not earlier than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Such proposals must include information on the nominees for election and the business to be brought before the meeting. Our bylaws provide that such notice must also contain information concerning the stockholder submitting the proposals, such as its name and address, the number and class of shares of our capital stock beneficially owned by such stockholder and any material interest that such stockholder has in the business proposed to be brought before the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposals that do not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Global Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we found the following filings were late or missing this year:

        On December 14, 2010, Mr. Loehlein filed a Form 4 late relating to the grant of 15,000 RSUs due to an administrative error.

        On December 17, 2010, Messrs. Kraatz and Kaya filed a Form 4 late relating to the grant of 15,000 RSUs to each person due to an administrative error.

        On May 4, 2011, Mr. Peterson filed a Form 4 late relating to the sale of 500 common shares due to an administrative error.

        On July 11, 2011, Mr. Chaudhary filed a Form 4 late relating to the sale of 1,642 shares of common stock due to an administrative error.

        On August 3, 2011, Mr. Chaudhary filed a Form 4 late relating to the stock option exercise and sale of 11,060 shares of common stock and grant of 8,750 RSUs due to an administrative error.

        On August 4, 2011, Mr. Agarwal filed a Form 4 late relating to the grant of 8,000 RSUs due to an administrative error.

        On August 5, 2011, Messrs. Khadloya, Aoki, Kraatz and White filed a Form 4 late relating to the grant of 8,750; 9,750; 500 and 2,250 RSUs, respectively, due to an administrative error.

        On September 1, 2011, Mr. Peterson filed a Form 4 late relating to the grant of 20,000 RSUs due to an administrative error.

        On January 17, 2012, Mr. Smith filed a Form 4 late relating to the release of 15,000 RSUs and sale of 5,502 common shares to satisfy his tax liability due to an administrative error.

 OTHER BUSINESS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors' recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

        Whether or not you plan to attend, to assure your representation at the meeting, please submit your Proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

ANNEX A

KEYNOTE SYSTEMS, INC.
1999 EQUITY INCENTIVE PLAN

As Adopted June 28, 1999 and
Amended through January 27, 2012.

1.    PURPOSE.    The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses. Capitalized terms not defined in the text are defined in Section 24.

2.    SHARES SUBJECT TO THE PLAN.

        2.1.    Number of Shares Available.    Subject to Sections 2.2 and 19, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 5,950,000 Shares plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. In addition, any authorized shares not issued or subject to outstanding grants under the Keynote Systems, Inc. 1996 Stock Option Plan and the 1999 Stock Option Plan (the "Prior Plans") on the Effective Date (as defined below) and any shares issued under the Prior Plans that are forfeited or repurchased by the Company or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. No more than 20,000,000 shares shall qualify as ISOs (as defined in Section 5 below). At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

        2.2.    Adjustment of Shares.    In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

3.    ELIGIBILITY.    ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 2,000,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4.    ADMINISTRATION.

        4.1.    Committee Authority.    This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, the Committee will have the authority to:

    (a)
    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

    (b)
    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

    (c)
    select persons to receive Awards;

    (d)
    determine the form and terms of Awards;

    (e)
    determine the number of Shares or other consideration subject to Awards;

    (f)
    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

    (g)
    grant waivers of Plan or Award conditions;

    (h)
    determine the vesting, exercisability and payment of Awards;

    (i)
    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

    (j)
    determine whether an Award has been earned; and

    (k)
    make all other determinations necessary or advisable for the administration of this Plan.

        4.2.    Committee Discretion.    Except for automatic grants to Outside Directors pursuant to Section 10 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

5.    OPTIONS.    The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

        5.1.    Form of Option Grant.    Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and, except as otherwise required by the terms of Section 10 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

        5.2.    Date of Grant.    The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

        5.3.    Exercise Period.    Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

        5.4.    Exercise Price.    The Exercise Price of an Option will be determined by the Committee when the Option is granted and will not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9 of this Plan.

        5.5.    Method of Exercise.    Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

        5.6.    Termination.    Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

    (a)
    If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

    (b)
    If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

    (c)
    Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

        5.7.    Limitations on Exercise.    The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

        5.8.    Limitations on ISO.    The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

        5.9.    Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Notwithstanding the foregoing, without first obtaining the consent of stockholders, the Committee may not (a) reduce the Exercise Price of outstanding Options or (b) grant in substitution for cancelled Options (i) new Options having a lower Exercise Price, or (ii) other Awards authorized under the Plan. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

        5.10.    No Disqualification.    Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.    RESTRICTED STOCK.    A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

        6.1.    Form of Restricted Stock Award.    All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock

Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

        6.2.    Purchase Price.    The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 9 of this Plan.

        6.3.    Terms of Restricted Stock Awards.    Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

        6.4.    Termination During Performance Period.    If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

7.    STOCK BONUSES.

        7.1.    Awards of Stock Bonuses.    A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Parent or Subsidiary of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent or Subsidiary of the Company pursuant to an Award Agreement (the "Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant's individual Award Agreement (the "Performance Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

        7.2.    Terms of Stock Bonuses.    The Committee will determine the number of Shares to be awarded to the Participant. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Stock Bonus; (b) select from among the Performance Factors to be used to measure the performance, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different

Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

        7.3.    Form of Payment.    The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

8.    RESTRICTED STOCK UNITS.

        8.1.    Awards of Restricted Stock Units.    A Restricted Stock Unit ("RSU") is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

        8.2.    Terms of RSUs.    The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant's Termination on each RSU. An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant's Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

        8.3.    Form and Timing of Settlement.    Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

        8.4.    Termination of Participant.    Except as may be set forth in the Participant's Award Agreement, vesting ceases on such Participant's Termination Date (unless determined otherwise by the Committee).

9.    PAYMENT FOR SHARE PURCHASES.

        9.1.    Payment.    Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

    (a)
    by cancellation of indebtedness of the Company to the Participant;

    (b)
    by surrender of shares that are owned by Participant;

    (c)
    by waiver of compensation due or accrued to the Participant for services rendered;

    (d)
    with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

    (1)
    through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

      (2)
      through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

      (3)
      through any other broker-assisted or cashless exercise program implemented by the Company; or

    (e)
    by any other method presented by the Committee as permissible under applicable law.

        9.2.    Loan Guarantees.    The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

10.    GRANTS TO OUTSIDE DIRECTORS.

        10.1.    Types of Awards.    Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 10 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

        10.2.    Eligibility.    Awards pursuant to this Section 10 shall be granted only to Outside Directors. An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 10. No Outside Director shall receive more than 40,000 Shares during any fiscal year, excluding any grants that the Outside Director receives upon his or her commencement as an Outside Director.

        10.3.    Vesting, Exercisability and Settlement.    Awards shall vest, become exercisable and be settled as determined by the Board.

        10.4.    Corporate Transactions.    In the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Outside Directors pursuant to this Section 10 will accelerate and all Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Options not exercised within such three-month period shall expire.

        10.5.    Exercise Price.    The exercise price of an Option shall be the Fair Market Value of the Shares, at the time that the Option is granted.

11.    WITHHOLDING TAXES.

        11.1.    Withholding Generally.    Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

        11.2.    Stock Withholding.    When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

12.    TRANSFERABILITY.

        12.1.  Except as otherwise provided in this Section 12, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

        12.2.    All Awards other than NQSOs.    All Awards other than NQSOs shall be exercisable: (i) during the Participant's lifetime, only by (a) the Participant, or (b) the Participant's guardian or legal representative; and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

        12.3.    NQSOs.    Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (a) the Participant, (b) the Participant's guardian or legal representative, (c) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

13.    PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

        13.1.    Voting and Dividends.    No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 12.

        13.2.    Restrictions on Shares.    At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

14.    CERTIFICATES.    All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15.    ESCROW; PLEDGE OF SHARES.    To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

16.    EXCHANGE OF AWARDS.    The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards.

17.    SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.    An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18.    NO OBLIGATION TO EMPLOY.    Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

19.    CORPORATE TRANSACTIONS.

        19.1.    Assumption or Replacement of Awards by Successor.    Except for grants to Outside Directors pursuant to Section 10 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 19.1, such Awards will expire on such transaction at such time and on such conditions as the Committee will determine. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate upon a transaction described in this Section 19. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

        19.2.    Other Treatment of Awards.    Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

        19.3.    Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

20.    ADOPTION AND STOCKHOLDER APPROVAL.    This Plan will become effective on the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company's Common Stock is declared effective by the SEC (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

21.    TERM OF PLAN/GOVERNING LAW.    Unless earlier terminated as provided herein, this Plan will terminate on December 31, 2016. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

22.    AMENDMENT OR TERMINATION OF PLAN.    The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

23.    NONEXCLUSIVITY OF THE PLAN.    Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24.    DEFINITIONS.    As used in this Plan, the following terms will have the following meanings:

        "Award" means any award under this Plan, including any Option, Restricted Stock, Stock Bonus or Restricted Stock Unit.

        "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

        "Board" means the Board of Directors of the Company.

        "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the Compensation Committee of the Board.

        "Company" means Keynote Systems, Inc. or any successor corporation.

        "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

        "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

    (a)
    if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

    (b)
    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

    (c)
    if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

    (d)
    in the case of an Award made on the Effective Date, the price per share at which shares of the Company's Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

    (e)
    if none of the foregoing is applicable, by the Committee in good faith.

        "Family Member" includes any of the following:

    (a)
    child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

    (b)
    any person (other than a tenant or employee) sharing the Participant's household; (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

    (c)
    a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

    (d)
    any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

        "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

        "Option" means an award of an option to purchase Shares pursuant to Section 5.

        "Outside Director" means a member of the Board who is not an employee of the Company or any Parent, Subsidiary or Affiliate of the Company.

        "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Participant" means a person who receives an Award under this Plan.

        "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

    (a)
    Net revenue and/or net revenue growth;

    (b)
    Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

    (c)
    Operating income and/or operating income growth;

    (d)
    Net income and/or net income growth;

    (e)
    Earnings per share and/or earnings per share growth;

    (f)
    Total stockholder return and/or total stockholder return growth;

    (g)
    Return on equity;

    (h)
    Operating cash flow return on income;

    (i)
    Adjusted operating cash flow return on income;

    (j)
    Economic value added; and

    (k)
    Individual confidential business objectives.

        "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

        "Plan" means this Keynote Systems, Inc. 1999 Equity Incentive Plan, as amended from time to time.

        "Restricted Stock Award" means an award of Shares pursuant to Section 6.

        "Restricted Stock Unit" means an Award granted pursuant to Section 8 of the Plan.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

        "Stock Bonus" means an award of Shares, or cash in lieu of Shares, pursuant to Section 7.

        "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

        "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

        "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

14475 KEYNOTE SYSTEMS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of Keynote Systems, Inc. The undersigned hereby appoints Umang Gupta and Curtis Smith, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of Keynote Systems, Inc. held of record by the undersigned on February 10, 2012, at the Annual Meeting of Stockholders to be held at the executive offices of Keynote Systems, Inc. in San Mateo, California, on Friday, March 16, 2012 at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF KEYNOTE SYSTEMS, INC. March 16, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://investor.keynote.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O Umang Gupta O Charles M. Boesenberg O Mohan Gyani O Jennifer M. Johnson O Raymond L. Ocampo Jr. O Deborah Rieman O Anthony Sun 2. Approval, on Advisory Basis, of Executive Compensation. 3. Approval of Amendment to the 1999 Equity Incentive Plan. 4. Ratification of the Selection of Deloitte & Touche LLP as Keynote Systems, Inc.'s Independent Registered Public Accounting Firm for the Fiscal Year ending September 30, 2012. THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NOS. 2, 3 AND 4. NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NOS. 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20733300000000000000 6 031612